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                                                                   EXHIBIT 10(i)




February 19, 2002



Jefferson-Pilot Corporation
100 North Greene Street
Greensboro, NC  27401

         Re:      Commitment to extend Employment Agreement

As discussed with Messrs. Melvin, Cunningham and Pittard, the members of the Compensation Committee, and agreed, I hereby commit to an extension of my current Employment Agreement, as amended, from December 31, 2002 to February 28, 2005 in accordance with these agreements by the Corporation:

1. My position in the Corporation will continue after 2002 as CEO and/or Chairman or such other position as both parties shall mutually agree from time to time, which mutually agreed change in position would not be a circumstance described in Section 2(b)(iv)(B) or (D) of the Employment Agreement.

2. My total compensation (base salary, annual bonus, LTIP, and annual option grant) shall continue at 2001 value levels, adjusted as appropriate for target performance and inflation.

This letter shall be in full force and effect from this date until replaced by a mutually agreed upon formal revision to my existing Employment Agreement, and supercedes other written understandings contemplating the extension of the Employment Agreement to February 28, 2005.

Date:            2/19/02                 By:     /s/  David A. Stonecipher
      -----------------------------          -----------------------------------
                                             David A. Stonecipher

                                             Approved by Compensation Committee:


                                                     /s/ E. S. Melvin
                                             -----------------------------------
                                             E. S. Melvin, Chairman


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